UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008 (April 30, 2008)

Debut Broadcasting
(Exact name of registrant as specified in its charter)

Nevada	000-50762	88-0417389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1209 16th Ave South, Nashville, Tennessee	37212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 886-0530

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2008, Shannon Farrington resigned as the interim Chief Financial Officer of Debut Broadcasting Corporation, Inc. (the “Company”). While Ms. Farrington left the Company to pursue other interests, she has agreed to serve as a strategic advisor to the Company to assist with its strategic initiatives. Ms. Farrington resigned her position as interim Chief Financial Officer voluntarily and her resignation was not the result of any disagreement with the Company or its management.

On April 30, 2008, the Company appointed Sariah Hopkins to serve as its Chief Financial Officer. Ms. Hopkins, age 30, has served as the Company’s Corporate Controller since joining the Company in October 2007. Before joining the Company, Ms. Hopkins served as a key member of the financial management team of publicly-traded Gannet Publications, serving as Manager of Financial Planning and Analysis. From 2003 to 2006, Ms. Hopkins served as Controller to Marketshare, a privately held marketing and advertising firm headquartered in Michigan. During her tenure, Marketshare grew from $10 million to over $30 million in revenue. Prior to Marketshare, Ms. Hopkins held financial positions with a Chicago-based entertainment corporation, a leveraged SBIC venture capital firm, as well as a regional National Public Radio affiliate.

Ms. Hopkins participates in the Company’s 2007 Stock Incentive Plan, as amended.

Item 7.01. Regulation FD Disclosure.

On May 1, 2008, the Company issued a press release announcing the resignation of Ms. Farrington and the appointment of Ms. Hopkins as the Company’s principal financial and accounting officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit 99.1	Press release of Debut Broadcasting Corporation, Inc., dated May 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBUT BROADCASTING CORPORATION, INC.

By:	/s/ Steven Ludwig
Steven Ludwig
Chief Executive Officer

Date: May 1, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Debut Broadcasting Corporation, Inc., dated May 1, 2008